Exhibit 10.6

SV3 HOLDINGS PTE LTD

(Contributor)

and

NATIONAL ENERGY SERVICES REUNITED CORPORATION

(NESR)

CONTRIBUTION AGREEMENT

Table of Contents

1.	Definitions and Interpretation	1
2.	Contribution	7
3.	Consideration	8
4.	Conditions Precedent	8
5.	Pre-completion Covenants	9
6.	Completion and Post-Completion Obligations of Contributor	11
7.	Undertaking, Representations and Warranties	12
8.	Contributor Warranties	13
9.	NESR Warranties	13
10.	Indemnities	14
11.	Indemnity Claims	15
12.	Termination	15
13.	Costs and Expenses	17
14.	Successors, Transfers and Assignment	17
15.	Entire Agreement	18
16.	Amendment to the Agreement	18
17.	Remedies and Waivers	18
18.	Counterparts	18
19.	Invalidity	19
20.	Notices	19
21.	Confidentiality	20
22.	Governing Law and Jurisdiction	20
23.	No Claim Against NESR Trust	21

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Schedule 1 Conditions Precedent		22
1	NESR Conditions	22
2	Contributor Conditions	23
Schedule 2 Warranties		24
1	Contributor Warranties	24
2	NESR Warranties	26
Schedule 3 Limitations on Liability		29
1	Maximum liability	29
2	Small claims and threshold	29
3	Specific limitations	29
4	No duplication of liability	30
5	Remediable breaches	30

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This Contribution Agreement (the “Agreement”) is made on November ____, 2017 (the “Signing Date”) by and between:

(1)	SV3 HOLDINGS PTE LTD., a company incorporated in Singapore (the “Contributor”); and

(2)	NATIONAL ENERGY SERVICES REUNITED CORPORATION, a company organized under the laws of the British Virgin Islands with its registered address at 171 Main Street, Road Town, Tortola, British Virgin Islands (“NESR”),

(each a “Party” and together the “Parties”).

WHEREAS

A.	The Contributor is the legal and beneficial owner of the Company Shares (as defined below).

B.	The Contributor has agreed to contribute the legal and beneficial ownership of the Company Shares to NESR, and NESR has agreed to accept the legal and beneficial ownership of the Company Shares on the terms and subject to the conditions set out in this Agreement.

C.	NESR has agreed to issue the Equity Consideration to the Contributor as consideration for the Company Shares on the terms and subject to the conditions set out in this Agreement.

D.	As a condition of the acquisition of the Company Shares by NESR and in accordance with the terms hereof, NESR shall provide an opportunity to its stockholders to have their Offering Shares (as defined below) redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Organizational Documents of NESR in conjunction with, inter alia, obtaining approval from the stockholders of NESR for the Transactions (as defined below) (collectively with the other transactions, authorization and approvals set forth in the Proxy Statement, the “Offer”).

THEREFORE, it is agreed

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement the following definitions apply:

Acceptance Letter has the meaning ascribed thereto in Clause 11.1.2(a);

Affiliate means, in relation to any specified person, any other person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with such specified person;

Agreement means this Contribution Agreement;

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Amended and Restated Memorandum and Articles of Incorporation means that certain Amended and Restated Memorandum and Articles of Incorporation of NESR, filed on May 11, 2017;

Anti-Bribery Law means applicable laws, regulations or orders in any jurisdiction relating to bribery or corruption (governmental or commercial) including (i) the UK Bribery Act 2010, (ii) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations issued thereunder, (iii) all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and (iv) any other law or order from or arrangement entered into with any Governmental Authority that relates to bribery or corruption, in each case as amended from time to time;

Breaching Party has the meaning ascribed thereto in Clause 4.6.2;

Business Combination has the meaning set forth in Clause 23.1;

Business Day means a day when banks are open for business in Oman, Singapore and New York;

Claim means a claim by NESR for a breach of the Contributor Warranties or by Contributor for a breach of the NESR Warranties;

Closing Location means the location where the Completion and the transfer of shares pursuant thereto shall occur, which shall be at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002;

Code means the Code of Corporate Governance for closed joint stock companies issued by the MOCI;

Company means Gulf Energy S.A.O.C, a closed joint stock company registered in Oman under Commercial Registration No. 1791842, with its registered office address as P. O. Box 786, Postal Code 116, Mina Al Fahal, Oman;

Company Shareholders Agreement means that certain shareholders agreement among the Company, the Contributor, NESR Holdings, Mubadarah Investments LLC, Hilal Al Busaidy, and Yasser Said Al Barami, dated as of October 4, 2017;

Company Shares means all of the equity stock beneficially owned by Contributor in the capital of the Company, which consists of 136,500 shares (approximately 27.3% of the outstanding shares of stock of the Company);

Completion means completion of the contribution of the Company Shares in accordance with this Agreement;

Completion Date means the date on which Completion occurs as set forth in Clause 2;

Conditions Precedent means the items listed in Parts 1 and 2 of Schedule 1;

Consideration shall have the meaning set forth in Clause 3.1;

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Contributor Warranties mean the representations and warranties made by the Contributor in Clause 7 and Part 1 of Schedule 1 and Contributor Warranty means any one of them;

Control means, acting individually or in concert with others: (i) the legal or beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the share capital or other ownership interests of any person; (ii) the ability, directly or indirectly, to appoint more than half of the board or other controlling body of any person; or (iii) the ability, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise to direct, or cause the direction of, the management of any person. A person shall be deemed to direct or cause the direction of the management and policies of a person if the consent or approval of such person is required with respect to all or substantially all material decisions (and “Controlled” and “Controlling” shall be construed accordingly);

DIFC means the Dubai International Financial Centre;

Disclosed means fairly and accurately disclosed to enable NESR to reasonably identify the nature, scope and impact of the matter disclosed (and “Disclosures” shall be construed accordingly);

Dispute Meeting has the meaning ascribed thereto in Clause 22.2;

Disputes Notice has the meaning ascribed thereto in Clause 22.2;

Encumbrance includes any security interest, mortgage, charge, pledge, hypothecation, lien, adverse claim, right to acquire or other form of security, including any restriction on the use, voting, transfer or receipt of income and any other agreement to give or create any of the foregoing;

Equity Consideration means a number of shares of NESR Common Stock equal to the quotient of (a) the amount (in USD) paid by the Contributor for the acquisition of any and all Company Shares, including any and all adjustments, such as Leakage, and (b) USD 10;

Exchange Act means The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

Federal Securities Laws means the federal securities laws of the United States and the rules and regulations of the SEC and Nasdaq;

Final Long Stop Date has the meaning ascribed thereto in Clause 4.6.2;

Fundamental Warranties means, with respect to the Contributor, the Contributor Warranties set out in Clause 8.6 and Schedule 2 paragraphs 1.2 and 1.4, and, with respect to NESR, the NESR Warranties set out in Schedule 2 paragraphs 2.1, 2.2, and 2.3;

GES Contribution means the contribution by the Contributor to NESR of the Company Shares at the Completion Date, the issuance of the Equity Consideration by NESR as consideration therefor, and the closing of the transactions contemplated by the Stock Purchase Agreement pursuant to which NESR will acquire 72.7% of the shares of the Company;

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Governmental Authority means any international, supranational, federal, territorial, national, provincial, regional, central, state, municipal or local government or any governmental or quasi-governmental authority, legislative or executive authority (including any governmental or quasi-governmental instrumentality agency or official and any court, organ of state, government or self-regulatory organisation, commission or tribunal or any regulatory or administrative agency) or any political or other subdivision, department or branch of any of the foregoing;

Indemnified Party when used in connection with particular Losses shall mean the Person or Persons having, or asserting, the right to be indemnified with respect to such Losses by another Party pursuant to this Clause 10.1;

Indemnifying Party means, when used in connection with particular Losses shall mean the Party having, or having asserted against it, an obligation to indemnify another Person or Persons with respect to such Losses pursuant to Clause 10.1;

Indemnity Claim means a claim against an Indemnifying Party under Clause 10.1;

IPO has the meaning set forth in Clause 23.1;

Lock-up Agreement means the lock-up agreement to be entered at Completion on the same terms as currently executed by NESR Holdings relating to the prohibitions against the sale of the Equity Consideration delivered to the Contributor by NESR pursuant to the Transaction;

Long Stop Date means the date occurring on the 200th day after the Signing Date;

Losses has the meaning ascribed thereto in Clause 10.1;

Material Adverse Effect means any event, circumstance, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the Signing Date or arising or occurring on or before the Completion Date) which causes, or is reasonably likely to cause (a) a loss in revenue of the Company and each of its Subsidiaries, taken as a whole in excess of USD 12,500,000 (twelve million five hundred thousand) per annum; (b) a financial liability to the Company and each of its Subsidiaries in excess of USD 5,000,000 (five million); or (c) a material adverse effect on the ability of Mubadarah Investments LLC to perform its obligations in connection with the Contributor’s acquisition of the Company Shares;

MCDC means the Muscat Clearing and Depository Company S.A.O.C;

MOCI means the Ministry of Commerce and Industry of Oman;

MSM means the Muscat Securities Market;

Nasdaq means the Nasdaq Capital Market;

NESR Common Stock means the ordinary shares of NESR, no par value;

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NESR Holdings means NESR Holdings Ltd., a company organized under the laws of the British Virgin Islands and a shareholder of NESR;

NESR SEC Reports has the meaning set forth in Clause 2.8 of Schedule 2;

NESR Warranties means the representations and warranties made by NESR in Clause 7 and Part 2 of Schedule 1 and NESR Warranty means any one of them;

Offer has the meaning set forth in the recitals;

Offer Documents means the Proxy Statement and the documents included or referred to therein pursuant to which the Offer will be made, together with any supplements, amendments and/or exhibits thereto;

Offering Shares means shares of NESR Common Stock issued in NESR’s initial public offering;

Oman means the Sultanate of Oman;

Organizational Documents means, with respect to a Person that is not an individual, its articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto;

Other Combination Agreement means merger, contribution, purchase or other agreement providing for the acquisition by NESR of NPS Holdings, Ltd, an oilfield services company formed in the United Arab Emirates;

Permits means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities;

Person means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity;

Preliminary Proxy Statement means the preliminary proxy statement of NESR initially filed with the SEC in connection with the Transactions;

Prospectus means that certain final prospectus of NESR, dated May 12, 2017, prepared, filed and made available to the public in accordance with applicable securities law, rules and regulations;

Proxy Statement means the proxy statement to be filed by NESR with the SEC in connection with the Offer and the Transactions contemplated hereby, as amended or supplemented;

Public Shareholders has the meaning set forth in Clause 23.1;

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Qualifying Claim has the meaning ascribed thereto in paragraph 2.1(a) of Schedule 3;

Registration Rights Agreement means that certain Registration Rights Agreement by and among NESR and NESR Holdings, dated as of May 17, 2017;

RO means Omani Rial, the national currency of Oman;

SEC means the U.S. Securities and Exchange Commission;

Signing Date has the meaning ascribed thereto in the introduction of this Agreement;

Stock Purchase Agreement means the agreements, if approved by the shareholders of NESR pursuant to the Proxy Statement, pursuant to which NESR or NESR Holdings will acquire 72.7% of the shares of the Company collectively from Mubadarah Investments LLC, Hilal Al Busaidy, Yasser Said Al Barami and the National Bank of Oman, and thereafter any shares of the Company acquired by NESR Holdings shall be assigned to NESR;

Subsidiaries mean all the companies Controlled by the Company and mentioned in Exhibit B and Subsidiary means any of them;

Tax, Taxes, and Taxation means any and all forms of taxation, duties, levies, imposts and social security charges, including corporate income tax, capital gains tax, wage withholding tax, national social security contributions and employee social security contributions, value added tax, customs and excise duties, capital tax and other legal transaction taxes, dividend withholding tax, land taxes, environmental taxes and duties and any other type of taxes or duties payable by virtue of any applicable national, regional or local law or regulation and which may be due directly or by virtue of joint and several liability; together with any interest, penalties, surcharges or fines relating to them, due, payable, levied, imposed upon or claimed to be owed in any relevant jurisdiction;

Transaction means the GES Contribution and the Other Combination Agreement, and the other transactions contemplated by this Agreement;

Transaction Document means this Agreement, the Stock Purchase Agreement, the Voting Agreement and the Other Combination Agreement and any document necessary to, or prepared in connection with, the execution of the Completion;

USD means Unites States Dollars;

Voting Agreement means the voting agreement entered into on or around the Completion Date among NESR, the Contributor, and NESR Holdings, the form of which is attached hereto as Exhibit A; and

Warranties mean the Contributor Warranties and NESR Warranties and Warranty means any one of them.

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1.2	Interpretation

In this Agreement, unless otherwise specified:

1.2.1	references to any Clause, paragraph or Schedule are to those contained in this Agreement and all Schedules to this Agreement are an integral part of this Agreement;

1.2.2	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

1.2.3	the expression this Clause shall, unless followed by reference to a specific provision, be deemed to refer to the whole clause (not merely the sub-clause, paragraph or other provision) in which the expression occurs;

1.2.4	a reference to a Party shall include that Party’s successors and permitted assigns;

1.2.5	a reference to the ordinary course of business shall mean the running of the relevant business in accordance with its custom, transactions and past practice;

1.2.6	a person includes any individual, firm, company, authority, court, government or other incorporated or unincorporated body corporate or politic including a Governmental Authority;

1.2.7	references to documents being in the agreed form shall mean in relation to any documents, the draft of the document which has been agreed between the relevant parties thereto and initialled on their behalf for the purpose of identification;

1.2.8	the use of the singular herein shall include the plural and vice versa;

1.2.9	any reference to includes or including shall be deemed to be a reference to includes (without limitation) or including (without limitation) respectively;

1.2.10	a reference to a date which is not a Business Day shall be construed as a reference to the next succeeding Business Day;

1.2.11	all references to time and dates are expressed and shall be construed in accordance with the Gregorian calendar; and

1.2.12	a reference to an agreement or other document is a reference to that agreement or document as supplemented, amended or novated from time to time.

2.	Contribution

At the Completion Date, subject to the terms of this Agreement, the Contributor shall contribute to NESR and NESR shall accept from the Contributor, the legal and beneficial ownership of the Company Shares free and clear from any Encumbrance and together with all legal and beneficial rights and benefits attached or accruing to them on Completion including the right to receive all dividends or distributions declared, made or paid on or after Completion.

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The Completion Date shall be designated by NESR, subject to satisfaction of the Conditions Precedent in accordance with Clause 4, but shall not occur later than thirty (30) days after NESR shareholder approval of this Agreement, unless the Parties agree otherwise. For the avoidance of doubt, and without prejudice to any other term of this Agreement, unless the Contributor agrees otherwise, the Contributor shall not be required to contribute the Company Shares to NESR pursuant to this Agreement before the completion of the transactions contemplated by the Stock Purchase Agreement and the Other Combination Agreement.

3.	Consideration

3.1	As consideration for the Company Shares (the “Consideration”), at Completion NESR shall issue the Equity Consideration to the accounts designated by the Contributor in writing, free and clear of all Encumbrances (except for Encumbrances consisting of restrictions on transfer generally arising under applicable federal or state securities law as well as the Lock-up Agreement), and a certificate, signed by a duly authorized officer of NESR and delivered to the Contributor at the Completion, evidencing appropriate book entries to the accounts designated by the Contributor in writing.

3.2	The Parties hereby agree and acknowledge that any Taxes attributable to the Contributor applicable to the contribution of the Company Shares by the Contributor to NESR as contemplated by this Agreement shall be the sole responsibility of the Contributor and any Taxes attributable to NESR applicable to the acquisition of the Company Shares by NESR from the Contributor as contemplated by this Agreement shall be the sole responsibility of NESR.

3.3	Contributor will place the Company Shares into its vault in Houston, Texas within fifteen (15) days after NESR files the first submission of its Proxy Statement and such Company Shares shall remain in its vault until the earlier of Completion Date or a failure of the shareholders of NESR to approve the Business Combination.

4.	Conditions Precedent

Conditions Precedent to Completion

4.1	Completion shall be subject to and conditional upon the Parties procuring the completion of the Conditions Precedent in form and substance that are materially required to complete the Transaction and in a manner that is satisfactory to the Contributor and NESR, as applicable, in each case acting reasonably and in good faith.

4.2	NESR shall use all reasonable endeavours to procure that such Conditions Precedent in Part 1 of Schedule 1 are satisfied on or before the Long Stop Date. In particular NESR shall execute, perform and do (or procure to be executed, performed and done by third parties as necessary) all such deeds, documents, procedures, acts and things as are necessary to procure the satisfaction of those Conditions Precedent as soon as practicable.

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4.3	The Contributor shall use all reasonable endeavours to procure that such Conditions Precedent in Part 2 of Schedule 1 are satisfied on or before the Long Stop Date. In particular, the Contributor shall execute, perform and do (or procure to be executed, performed and done by third parties as necessary) all such deeds, documents, procedures, acts and things as are necessary to procure the satisfaction of those Conditions Precedent as soon as practicable.

4.4	NESR may waive any of Conditions Precedent in Part 2 of Schedule 1 (either in whole or in part) at any time by giving written notice to the Contributor. The Contributor may waive any of Conditions Precedent in Part 1 of Schedule 1 (either in whole or in part) at any time by giving written notice to NESR.

4.5	Each Party undertakes to disclose in writing to the other:

4.5.1	anything which will or is reasonably likely to prevent any of the Conditions Precedent from being satisfied on or prior to the Long Stop Date as soon as reasonably practicable upon becoming aware of the same;

4.5.2	any material development relating to the fulfilment of any of the Conditions Precedent as soon as reasonably practicable after it comes to its attention.

4.6	If the Conditions Precedent are not satisfied, or waived in accordance with Clause 4.4, on or before the Long Stop Date then:

4.6.1	in their absolute discretion, the Long Stop Date may be extended by the Parties to such date as they may agree in writing; or

4.6.2	if a breach by either of the Contributor or by NESR of Clause 4.2 or 4.3, as applicable (the “Breaching Party”) has caused one or more of the Conditions Precedent not to be satisfied by the Long Stop Date, NESR (if the Breaching Party is the Contributor) or the Contributor (of the Breaching Party is NESR) may, at its absolute discretion, upon written notice to the Breaching Party on or before the Long Stop Date, extend the Long Stop Date to such date as it may notify in writing to the Breaching Party provided that such date shall not be later than the date which is one month after the Long Stop Date, in either case, such date being the “Final Long Stop Date”, and the obligations of the Parties under Clause 4.2 and 4.3 to procure the satisfaction of the Conditions shall continue to apply until the Conditions are satisfied or, where applicable, waived (in accordance with Clause 4.4). For the avoidance of doubt, the extension to the Final Long Stop Date shall apply to all the Conditions Precedent those directly involved in the relevant breach.

4.7	If the Conditions Precedent are not satisfied, or, where applicable, waived (in accordance with Clause 4.4), by the Long Stop Date or the Final Long Stop Date (as applicable) then Clause 12 shall apply.

5.	Pre-completion Covenants

Conduct of Business

5.1	Until Completion, the Contributor undertakes to NESR that it shall not dispose of or otherwise create, grant, extend or permit to subsist or take any action that shall lead to any Encumbrance over all or any portion of the Company Shares (other than to NESR pursuant to this Agreement or pursuant to any Transaction Document or the Company Shareholders Agreement), and that if any Encumbrance shall attach to such Company Shares Contributor shall take all necessary measures to remove any such Encumbrance before the Completion.

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Proxy Statement

5.2	NESR shall file with the SEC a Proxy Statement relating to the Transaction. NESR shall file the Proxy Statement in a manner consistent with any and all applicable Federal Securities Laws and in accordance with and as required by the applicable governing documents of NESR (including, without limitation, the Prospectus and the Amended and Restated Memorandum and Articles of Incorporation).

5.3	NESR shall provide the Contributor and its counsel a reasonable opportunity to review and approve (such approval not to be unreasonably withheld) any portion of the Proxy Statement, including any amendments and supplements thereto, that refers directly or indirectly to the Contributor or any of its Affiliates prior to filing the Proxy Statement with the SEC.

Listing

5.4	From the date of this Agreement through the Completion, NESR shall use all reasonable efforts that are necessary or desirable for NESR to remain listed as a public company on, and for shares of NESR Common Stock to be tradable over, the applicable Nasdaq market(s) and such other exchange or trading market as the NESR Common Stock is then listed.

Registration Rights

5.5	NESR shall grant one demand registration right and piggyback registration rights to the Contributor on terms consistent with the Registration Rights Agreement, including any amendment thereof.

Operations of NESR Prior to Completion

5.6	Between the date hereof and the Completion, except (x) as contemplated by this Agreement or (y) with the prior approval of the Contributor, NESR shall not (directly or indirectly) take any of the following actions:

5.6.1	take any action in violation or contravention of any of the Organizational Documents of NESR and applicable law and applicable rules and regulations of the SEC and Nasdaq;

5.6.2	split, combine or reclassify the NESR Common Stock, or reduce below USD 10.00 per share the offering price (as described in the Prospectus) except as provided in this Agreement;

5.6.3	make any amendment or modification to the Investment Management Trust Agreement between the Company and Continental Stock Transfer & Trust Company;

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5.6.4	make or allow to be made any reduction in the NESR Trust Amount, other than as expressly permitted by the Organizational Documents of NESR; or

5.6.5	amend the Stock Purchase Agreement or the Other Combination Agreement in any material respect in a manner that is economically adverse to the Contributor or that revises the structure of the transactions contemplated thereby or the parties to such agreements.

Exclusivity

5.7	Except with respect to this Agreement, between the Signing Date and (i) the Completion Date or (ii) termination of this Agreement in accordance with Clause 12, the Contributor shall not, and each of its representatives, directors, managers, employees, agents and advisors shall not:

5.7.1	solicit, initiate, consider, encourage or accept any other proposals or offers from, or provide any information to, any party in respect of the sale of all or part of the Company Shares; or

5.7.2	enter into any agreement (or grant any option or right) to sell, transfer or otherwise legally and/or beneficially dispose of the Company Shares; or

5.7.3	enter into any discussions, conversations, negotiations or other communications with any third party in respect of the foregoing.

5.8	Between the Signing Date and (i) the Completion Date or (ii) termination of this Agreement in accordance with Clause 12, the Contributor shall refrain from taking any action the purpose or effect of which could reasonably be expected to frustrate the ability of the Parties to pursue and complete the Transaction.

5.9	The Contributor and NESR shall cooperate with each other, and with the sellers of the shares to be transferred to NESR pursuant to the Stock Purchase Agreement, in relation to any brokering arrangements that may be necessary in order to implement the transfer of the Company Shares to NESR on the Completion Date.

5.10	The Contributor and NESR hereby agree to cooperate with each other and execute, acknowledge (if necessary) and deliver such documents, certificates or other instruments, as mutually agreed, and take such other actions as may be reasonably required to carry out the intents and purposes of this Agreement and comply with the laws of Oman, including ownership requirements. The requesting Party shall reimburse the responding Party for all reasonable out of pocket expenses incurred by the responding Party in connection therewith.

6.	Completion and Post-Completion Obligations of Contributor

6.1	On the Completion Date:

6.1.1	The Contributor shall transfer the legal and beneficial ownership of the Company Shares to NESR free from any Encumbrance, including providing all documents and instruments necessary to effect the transfer of title to the name of NESR at the MCDC, and NESR shall be responsible for all transfer fees;

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6.1.2	NESR shall issue the Equity Consideration as contemplated by Clause 3.1;

6.1.3	The Contributor shall execute the Lock-up Agreement; and

6.1.4	The Contributor and NESR shall execute the Voting Agreement.

7.	Undertaking, Representations and Warranties

7.1	Each Party represents and warrants to the other Party that each of the following statements is true, accurate and not misleading as at the Signing Date, and represents and warrants that they will be true, accurate and not misleading at the Completion Date as if repeated immediately prior to Completion:

7.1.1	it is duly organised, validly existing and in good standing under the laws of the country of its incorporation and is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on the Party or its properties;

7.1.2	it is duly qualified to do business and perform the transactions contemplated under this Agreement (and each other Transaction Document to which it is or will be a party);

7.1.3	it has the complete, exclusive and unrestricted right, power and authority to enter into, execute and perform this Agreement (and each other Transaction Document to which it is or will be a party), and this Agreement (and each other Transaction Document to which it is or will be a party) shall, following its execution, constitute a legal, valid and binding obligation of such Party;

7.1.4	it has taken all necessary action to authorise the execution and performance of this Agreement and each other Transaction Document in accordance with the terms of this Agreement;

7.1.5	it has the complete, exclusive and unrestricted right, power and authority to take any action and to enter into and execute any documents, applications, forms or agreements required by the terms herein;

7.1.6	neither the execution and delivery of this Agreement (and each other Transaction Document to which it is or will be a party), the consummation of the transactions contemplated herein and therein, or the fulfilment of, or compliance with, the terms and conditions of this Agreement (and each other Transaction Document to which it is or will be a party), conflict with or result in a breach of or a default under any of the terms, conditions or provisions of any legal restriction (including without limitation, any judgment, order, injunction, decree or ruling of any court or Governmental Authority, or any law, statute, rule or regulation) or any covenant or agreement or instrument to which such Party is now a party, or by which such Party or any of its assets or property is bound, nor does such execution, delivery, consummation or compliance violate or result in the violation of any of such Party’s constitutional documents; and

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7.1.7	no representation, covenant, warranty or other statement made by itself in this Agreement any other document or agreement referred to herein contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

7.2	Each Party shall immediately (and in any event before Completion) notify the other Party in writing of anything of which the notifying Party is or becomes aware which renders or is likely to render any of its Warranties untrue, inaccurate or misleading.

7.3	Any notice given under this Clause 7 in relation to any matter or circumstance shall not, for the avoidance of doubt, operate as a disclosure or prevent NESR from making any Indemnity Claim arising from that matter or circumstance.

8.	Contributor Warranties

8.1	The Contributor warrants to NESR that each of the Contributor Warranties is true, accurate and not misleading as at the Signing Date and at the Completion Date.

8.2	Each of the Contributor Warranties shall be construed as:

8.2.1	a separate and independent warranty; and

8.2.2	unless expressly provided in this Agreement, shall not be limited by reference to any other sub-clause of Clause 7 and NESR shall have a separate claim and right of action in respect of every breach of a Contributor Warranty.

8.3	The Contributor Warranties shall not in any respect be extinguished or affected by Completion.

8.4	The provisions of Schedule 3 apply, to the extent set out therein, to limit the liability of the Contributor with respect to a Claim under this Agreement.

8.5	The Contributor acknowledges that NESR has entered into this Agreement in reliance on, among other things, the Contributor Warranties.

8.6	The Contributor represents and warrants that at the time of signing of this Agreement, the shares that it owns in the Company are not Encumbered in any manner other than by this Agreement, any Transaction Document and the Company Shareholders Agreement.

9.	NESR Warranties

9.1	NESR warrants to the Contributor that each of the NESR Warranties is true, accurate and not misleading as at the Signing Date and at the Completion Date.

9.2	Each of the NESR Warranties:

9.2.1	shall be construed as a separate and independent warranty; and

9.2.2	shall not be limited by reference to any other sub-clause of Clause 7 and the Contributor shall have a separate claim and right of action in respect of every breach of a NESR Warranty.

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9.3	The NESR Warranties shall not in any respect be extinguished or affected by Completion.

9.4	NESR represents and warrants that it has provided to the Contributor prior to the Signing Date and the Completion Date all information discovered by NESR during the course of due diligence of NPS Holdings, Ltd. that NESR believes, in its reasonable judgment, would constitute conduct that would be in violation of law that could have a Material Adverse Effect on NPS Holdings, Ltd. if continued or repeated after the consummation of the purchase contemplated by the Stock Purchase Agreement, including issues related to violations by, or failure to comply by, of NPS Holdings, Ltd. with applicable laws (including violations of import/export restrictions or the Anti-Bribery Laws), or circumstances that exist that would make it a violation of applicable law for the Contributor, if it were owned by United States persons, to directly or indirectly own an ownership interest in of NPS Holdings, Ltd.

10.	Indemnities

10.1	Without prejudice to any other right or remedy available to the Contributor, NESR agrees and undertakes to fully indemnify, keep indemnified and hold harmless the Contributor from and against any losses, damages, liabilities, claims, diminution of value, interest, awards, judgments, penalties, costs or expenses (including legal and other professional fees, costs and out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) asserted against, suffered or incurred from time to time by the Contributor arising out of or resulting from any breach of NESR’s covenants or agreements herein or any NESR Warranty; and

10.2	Without prejudice to any other right or remedy available to NESR, the Contributor agrees and undertakes to fully indemnify, keep indemnified and hold harmless NESR from and against any Losses asserted against, suffered or incurred from time to time by NESR arising out of or resulting from any breach of the Contributor’s covenants or agreements herein or any Contributor Warranty.

10.3	No Party shall have any liability for any Indemnity Claim, in the following circumstances:

10.3.1	if the relevant Indemnity Claim would not have arisen but for a voluntary act or omission made after the Completion Date by the other Party; and

10.3.2	unless and until the contingent liability to which the relevant Indemnity Claim relates becomes an actual liability and is due and payable.

10.4	For the avoidance of doubt, nothing in Schedule 3 shall qualify or limit the liability of a Party in relation to (i) Clause 10.1; or (ii) any fraud or wilful misconduct on the part of the Party.

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11.	Indemnity Claims

11.1	In respect of an Indemnity Claim:

11.1.1	the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnity Claim within sixty (60) Business Days after the Indemnified Party becomes aware of the event giving rise to the Indemnity Claim. The Indemnified Party shall in its notice to the Indemnifying Party specify the amount claimed, if known, and explain in reasonable detail (to the extent such information is available at the time of the relevant Indemnity Claim) the matter which gives rise to the relevant Indemnity Claim (although failure to give such detail shall not invalidate the notice of such Indemnity Claim);

11.1.2	the Indemnifying Party, acting reasonably, following receipt of an Indemnity Claim and in any event no later than 30 (thirty) days thereof, shall either:

(a)	accept such Indemnity Claim and confirm the same in writing (the “Acceptance Letter”) and make payment to the Indemnified Party of the Indemnity Claim in settlement of all liabilities arising from such Indemnity Claim within a period of a further 30 (thirty) days from the date of the Acceptance Letter; or

(b)	notify the Indemnified Party in writing that it intends to dispute the Indemnity Claim.

11.2	If the Indemnity Claim is raised through the notice sent by Indemnified Party according to Clause 11.1.1, then during a period of 30 (thirty) days following the giving of the notice by the Indemnifying Party under Clause 11.1.2(b), the Indemnifying Party and Indemnified Party shall attempt to resolve any differences which they may have with respect to any matters constituting the subject matter of such notice. If, at the end of such period, the Parties fail to reach an agreement in writing with respect to all such matters, then all matters as to which an agreement is not so reached may be submitted to arbitration pursuant to Clause 22.

11.3	No Indemnified Party shall be entitled to initiate proceedings in respect of an Indemnity Claim after the expiry of a term of six (6) months after the date on which such Indemnified Party gives notice pursuant to Clause 11.1.1 in relation to that Indemnity Claim.

12.	Termination

12.1	Subject to Clause 12.3, this Agreement may be terminated at any time prior to the Completion Date:

12.1.1	by NESR if, between the Signing Date and the Completion Date:

(a)	any Contributor Warranties (A) that are not qualified by “materiality” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” shall not have been true and correct when made; or

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(b)	the Contributor makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Contributor seeking to adjudicate any of them as bankrupt or insolvent, or seeking any of their liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of their debts under any law relating to bankruptcy, insolvency or reorganization; or

(c)	shareholders of NESR do not grant approval of the Transaction by the requisite vote; or

(d)	the Contributor is unable to provide title to all of the shares in the Company that it is committed under this Agreement to deliver to NESR on the Completion Date; or

12.1.2	by the Contributor if, between the Signing Date and the Completion Date:

(a)	any NESR Warranties (A) that are not qualified by “materiality” shall not have been true and correct in all material respects when made or (B) that are qualified by “materiality” shall not have been true and correct when made; or

(b)	NESR makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against NESR seeking to adjudicate NESR as bankrupt or insolvent, or seeking its liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization; or

12.1.3	by either the Contributor or NESR if:

(a)	the shareholders of NESR fail to approve this Transaction;

(b)	NESR fails to complete the transactions contemplated by the Stock Purchase Agreement and acquire 72.7% of the shares of the Company;

(c)	all the Conditions Precedent are not satisfied, or waived, in accordance with Clause 4.4 on or before (i) the Long Stop Date if the Long Stop Date is not extended in accordance with Clause 4.6.2 or (ii) the Final Long Stop Date if the Long Stop Date is extended in accordance with Clause 4.6.1; or

(d)	Completion shall not have occurred by the Final Long Stop Date;

12.1.4	by the written consent of both Parties.

12.2	In the event of termination of this Agreement as provided in this Clause 12, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (a) Clause 1 (Definitions and Interpretation), this Clause 12.2, Clause 17 (Remedies and Waivers), Clause 20 (Notices), Clause 21 (Confidentiality) and Clause 22 (Governing Law and Jurisdiction) and (b) that nothing herein shall relieve any Party from liability for any breach of this Agreement.

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12.3	Any right of termination arising under Clause 12.1, which derives from an actual or perceived breach of the Warranties, shall not be exercisable before the Party in breach (or apparent breach) has first been afforded a period of fifteen (15) calendar days after having received a notice to that effect from the Party seeking to rely on the breach (or apparent breach), to rectify such breach to such an extent as to remedy the effect that would otherwise have been caused (and upon which the right of termination would otherwise have been based).

13.	Costs and Expenses

13.1	The costs and expenses incurred by the Parties in relation to the negotiation, preparation and consummation of this Transaction, including but not limited to respective attorneys’ fees in connection thereto shall be borne by the Party incurring such expenses; provided, however, that the Parties agree that if the Business Combination and Completion are consummated, NESR shall be obligated to pay all expenses incurred by the Parties in connection with the preparation, negotiation and consummation of this Agreement, the Transaction Documents, and any prior contracting drafts or documents ancillary to the Transaction Documents subject to a maximum cap on such expenses incurred by Contributor and SCF-VIII, L.P. of Three Hundred Fifty Thousand USD ($350,000), subject to submission of proper invoice; provided further that no expenses incurred by the Contributor in connection with the preparation of the Proxy Statement shall be reimbursed by NESR unless approved in advance and that Contributor and its affiliates or shareholders shall not be entitled to recover from NESR expenses already reimbursed by the Company or pursuant to any other agreement.

13.2	Liability for Brokers’ Fees.

13.2.1	Contributor shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of NESR or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or the Transactions.

13.2.2	NESR shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Contributor or any of its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or the Transactions.

14.	Successors, Transfers and Assignment

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, benefits, interests or obligations of any Party hereunder) may not be assigned, transferred or held in trust by any Party without the prior written consent of the other Party hereto (such consent not to be unreasonably withheld).

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15.	Entire Agreement

The Transaction Documents set out the entire agreement between the Parties relating to the Transaction. The Transaction Documents supersede all previous arrangements, negotiations, discussions and agreements between the Parties relating to the Transaction.

16.	Amendment to the Agreement

This Agreement may be amended, waived or modified only by an instrument in writing signed by each of the Parties hereto.

17.	Remedies and Waivers

No Waiver or Discharge

17.1	No breach by either Party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other Party.

Effect of Failure or Delay

17.2	No failure or delay by a Party in exercising any right, power or privilege under this Agreement or at law shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege of such Party under this Agreement or any applicable laws.

Rights, Benefits and Remedies Cumulative

The rights, benefits and remedies provided in this Agreement are cumulative.

18.	Counterparts

Number and Effectiveness of Counterparts

18.1	This Agreement may be executed in any number of counterparts. A Party may enter into this Agreement by executing a counterpart, but this Agreement shall not be effective until each Party has executed at least one counterpart. The exchange of signed copies of this Agreement by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

Notwithstanding The Electronic Signatures in Global and National Commerce Act or any other applicable law relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 2.2(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

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One Instrument

18.2	Each counterpart shall constitute an original of this Agreement but all the counterparts together constitute the same instrument.

19.	Invalidity

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any other provision of this Agreement under any applicable laws.

20.	Notices

Service

Any notice or other communication to be given under this Agreement shall be in writing and shall be (i) delivered by hand; or (ii) delivered by courier to be served at the address specified below:

20.1	The Contributor

SV3 Holdings PTE Ltd.

c/o SCF Partners

600 Travis Street, Suite 6600

Houston, Texas 77002

Attention:   Andrew L. Waite; Theresa W. Eaton

Email:           AWaite@scfpartners.com; TEaton@scfpartners.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attention:   W. Matthew Strock; E. Ramey Layne

Email:           mstrock@velaw.com; rlayne@velaw.com

20.2	NESR

777 Post Oak Blvd., Suite 730

Houston, Texas 77056

Attention:   Sherif Foda

Email:           sfoda@nesrco.com

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With a copy to (which does not constitute notice):

Looper Goodwine, P.C.

1300 Post Oak Boulevard, Suite 2400

Houston, Texas 77056

Attention:   Donald R. Looper

Email:           dlooper@loopergoodwine.com

or to such other address as a Party may notify to the other Parties in writing as being its address for such purpose.

Receipt

Any notice or communication shall be deemed to have been received (i) if by hand, on the day of delivery thereof to the receiving Party or (ii) if by courier, on the day of delivery thereof to the receiving Party.

21.	Confidentiality

Each Party agrees that the terms of this Agreement and any information disclosed prior to the Signing Date shall be considered confidential information and the Parties shall not disclose the existence of this Agreement or any of its terms to any third party, either during the term of this Agreement or thereafter, and only disclose such information to such of its directors, officers, employees, agents or professional advisers who have a need to know such information.

22.	Governing Law and Jurisdiction

22.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of England and Wales.

22.2	In the event of any dispute between the Parties arising out of or relating to this Agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement), representatives of the parties shall, within ten (10) Business Days of service of a written notice from either party to the other (a “Disputes Notice”), hold a meeting (a “Dispute Meeting”) in an effort to resolve the dispute. In the absence of agreement to the contrary the Dispute Meeting shall be held at the registered office for the time being of the Company.

22.3	Each Party shall use all reasonable endeavours to send a representative who has authority to settle the dispute to attend the Dispute Meeting.

22.4	Any dispute arising out of or with respect to this Agreement shall be resolved solely by arbitration held under the American Arbitration Association (“AAA”). The seat, or legal place, of arbitration shall be Houston, Texas. The arbitrator shall be instructed to attempt to conclude the arbitration within 30 days of initiation of proceedings. Both parties expressly waive their rights to resort to the courts and expressly waive their rights to discovery except as required by the arbitrator. Time is of the essence, and the arbitrator is authorized to render a default judgment against a party failing to appear, provided adequate evidence is presented by the party participating.

22.5	The number of arbitrators shall be one (1). The arbitrator will be appointed by the AAA.

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22.6	The language to be used in the arbitration shall be English.

22.7	Any requirement in the Rules to take account of the nationality of a person considered for appointment as an arbitrator shall not apply and a person may be nominated or appointed as an arbitrator (including as chairman) regardless of his nationality.

22.8	The award made by the arbitrator shall be final and binding on the parties and may be enforced in any court of competent jurisdiction. To the extent permissible by law, the parties hereby waive any right to appeal the decision of the arbitrator.

22.9	Notwithstanding the foregoing, the parties agree that any of them may seek interim measures including injunctive relief in relation to the provisions of this Agreement or the parties’ performance of it from any court of competent jurisdiction.

23.	No Claim Against NESR Trust

23.1	The Contributor acknowledges that it has read the Prospectus and that NESR has established the NESR Trust from the proceeds of its initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of NESR’s public shareholders (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the NESR Trust, NESR may disburse monies from the NESR Trust only: (i) to the Public Shareholders in the event they elect to redeem NESR Common Stock in connection with the consummation of NESR’s initial business combination (as such term is used in the Prospectus) (“Business Combination”), (ii) to the Public Shareholders if NESR fails to consummate a Business Combination within twenty-four months from the closing of the IPO, (iii) any amounts necessary to pay any taxes or (iv) to, or on behalf of, NESR after or concurrently with the consummation of a Business Combination. The Contributor hereby agrees that, it does not now and shall not at any time hereafter have (other than its rights upon Completion) any right, title, interest or Claim of any kind in or to any monies in the NESR Trust or distributions therefrom, or make any Claim prior to Completion against the NESR Trust, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Contributor hereby irrevocably waives any Claims it may have, against the NESR Trust (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with NESR and will not, prior to the Completion, seek recourse against the NESR Trust (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Clause 23.1 will continue to apply at and after the Completion to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred expenses payable to NESR’s underwriters in connection with the IPO). The Contributor agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by NESR to induce it to enter into this Agreement.

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Schedule 1
Conditions Precedent to Completion

1	NESR Conditions

Contributor agrees that the sole remedy for the failure of any of these conditions known to Contributor prior to Completion shall be that Contributor shall have the right not to close the GES Contribution and to terminate this Agreement. If any failure to satisfy these conditions becomes known after Completion, Contributor may choose to raise such failure as an Indemnity Claim against the Breaching Party and not seek to rescind the Agreement.

1.1	The Transactions, including the transactions contemplated by the Stock Purchase Agreement and the Other Combination Agreement, shall close concurrently with or prior to the Completion.

1.2	The NESR Warranties shall have been true, accurate and not misleading at the Signing Date and at Completion in all material respects.

1.3	There shall not be any pending action, suit, proceeding, claim, arbitration or litigation that is expected to have a material impact on this Transaction.

1.4	NESR shall do all such things necessary in accordance with any applicable laws, particularly the rules and regulations of the MOCI, MCDC and MSM, for the sale of the Company Shares to NESR.

1.5	This Agreement and the Transaction shall have been approved by the requisite vote of the shareholders of NESR in accordance with the Proxy Statement, and such Proxy Statement shall have been approved by the SEC and comply with the applicable provisions of the Federal Securities Laws.

1.6	The NESR Common Stock issued to the Contributor as part of the Equity Consideration shall have been approved for listing on the Nasdaq and such other exchange or trading market as the NESR Common Stock is then listed.

1.7	NESR shall not have issued any NESR Common Stock at a value below USD 10.00 per share under the Other Combination Agreement.

1.8	NESR shall have at least USD 5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

1.9	The Contributor shall have received from NESR an executed counterpart of each of the Transaction Documents that are to be signed by NESR.

1.10	Opening by NESR of an account with MCDC.

1.11	Completion by NESR of all formalities required by any broker through which the Company Shares will be contributed to NESR (including opening of any necessary broker account).

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2	Contributor Conditions

NESR agrees that the sole remedy for the failure of any of these conditions known to NESR prior to Completion shall be that NESR shall have the right not to close the GES Contribution and to terminate this Agreement. If any failure to satisfy these conditions becomes known after Completion, NESR may choose to raise such failure as an Indemnity against the Breaching Party and not seek to rescind the Agreement.

2.1	The Transactions, including the transactions contemplated by the Stock Purchase Agreement and the Other Combination Agreement, shall close concurrently with or prior to Completion, unless the condition in paragraph 1.1 of this Schedule 1 is waived by Contributor.

2.2	The Contributor Warranties shall have been true, accurate and not misleading at the Signing Date and at Completion in all material respects.

2.3	There shall not be any pending action, suit, proceeding, claim, arbitration or litigation that is expected to have a material impact on this Transaction.

2.4	The Contributor shall do all such things necessary in accordance with any applicable laws, particularly the rules and regulations of the MOCI, MCDC and MSM, for the sale of the Company Shares to NESR.

2.5	NESR shall have at least USD 5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer.

2.6	NESR shall have received from the Contributor an executed counterpart of each of the Transaction Documents that are to be signed by the Contributor.

2.7	Completion by the Contributor of all formalities required by any broker through which the Company Shares will be contributed to NESR (including opening of any necessary broker account).

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Schedule 2
Warranties

1	Contributor Warranties

1.1	Existence and Power to sell the Company Shares.

(a)	Contributor is: (a) an entity organized, validly existing and in good standing under the Laws of Singapore; and (b) duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Contributor or its properties.

(b)	The Contributor has full power, capacity and authority to sell the legal and beneficial ownership of the Company Shares and no consent or approval is required from any person to enable the Contributor to transfer or sell the Company Shares.

(c)	The execution, delivery and performance by the Contributor of this Agreement and, subject to the satisfaction of the Conditions Precedent as set forth in this Agreement, the performance of the obligations of the Contributor under it do not and will not constitute a default under any provision of:

(i)	any Transaction Document to which the Contributor is a party;

(ii)	the constitutional and corporate documents of the Contributor; or

(iii)	so far as the Contributor is aware, any law, order, judgment, award, injunction or decree by which the Contributor.

1.2	Title to Company Shares.

(a)	The Contributor is the sole legal and beneficial owner of the Company Shares and is entitled to transfer the legal and beneficial title to all the Company Shares on the terms and subject to the conditions set out in this Agreement free from all Encumbrances without the consent or approval, of any person.

1.3	Contributor Information.

(a)	None of the information supplied or to be supplied by the Contributor or any of its Affiliates relating to the Contributor, the Company Shares and/or the Contributor’s stockholders, members, control persons and representatives expressly for inclusion or in the filings with the SEC, mailings to NESR’s stockholders with respect to the Offer, and/or the redemption of NESR Common Stock, any supplements thereto and/or in any other document filed with any Governmental Authority in connection herewith (including the Offer Documents), will, at the date of filing and/or mailing, as the case may be, knowingly contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Contributor or that are included in such filings and/or mailings). No representation or warranty is made by Contributor or any of its Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Contributor or any of its Affiliates.

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1.4	The Contributor shall have paid sixty-eight million two hundred fifty thousand dollars ($68,250,000) to purchase the Company Shares; if Contributor has paid less to acquire the Company Shares or if Contributor received payments from the persons that sold the Company Shares to the Contributor or from the Company (such as Leakage Payments), it shall inform NESR and the Equity Consideration shall be reduced accordingly.

1.5	Litigation.

(a)	As of the Execution Date, there are no pending Proceedings, or to Contributor’s knowledge, threatened in writing before (or that would be before) any Governmental Authority or arbitrator against Contributor or any Affiliate of Contributor which may impair Contributor’s ability to perform its obligations under this Agreement if such Proceedings are determined adversely.

1.6	Bankruptcy.

(a)	There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Contributor’s knowledge, threatened against Contributor.

1.7	No Conflicts.

(a)	The execution, delivery and performance of this Agreement by Contributor, and the transactions contemplated by this Agreement will not (a) violate any provision of the Organizational Documents of Contributor, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which Contributor is a party or which affects Contributor’s assets, (c) violate any judgment, order, ruling, or regulation applicable to Contributor as a party in interest or (d) violate any laws applicable to Contributor or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not be reasonably likely to impede its ability to consummate the transactions contemplated by this Agreement or by any Transaction Document.

1.8	Authorization and Enforceability.

(a)	The execution, delivery and performance of this Agreement and each other Transaction Document executed or to be executed by Contributor in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of NESR. This Agreement has been duly executed and delivered by Contributor (and all other Transaction Documents required hereunder to be executed and delivered by Contributor have been or at Completion will be duly executed and delivered by Contributor) and this Agreement constitutes, and at the Completion such documents will constitute, the valid and binding obligations of Contributor, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

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2	NESR Warranties

2.1	Existence and Qualification.

(a)	NESR is: (a) a corporation organized, validly existing and in good standing under the Laws of the British Virgin Islands; and (b) duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on NESR or its properties.

2.2	Power.

(a)	NESR has the requisite power to enter into and perform this Agreement and each other Transaction Document to be executed by NESR in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.

2.3	Authorization and Enforceability.

(a)	The execution, delivery and performance of this Agreement and each other Transaction Document executed or to be executed by NESR in connection with the transactions contemplated hereby, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of NESR. This Agreement has been duly executed and delivered by NESR (and all other Transaction Documents required hereunder to be executed and delivered by NESR have been or at Completion will be duly executed and delivered by NESR) and this Agreement constitutes, and at the Completion such documents will constitute, the valid and binding obligations of NESR, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

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2.4	No Conflicts.

(a)	The execution, delivery and performance of this Agreement by NESR, and the transactions contemplated by this Agreement will not (a) violate any provision of the Organizational Documents of NESR, (b) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any promissory note, bond, mortgage, indenture, loan or similar financing instrument to which NESR is a party or which affects NESR’s assets, (c) violate any judgment, order, ruling, or regulation applicable to NESR as a party in interest or (d) violate any laws applicable to NESR or any of its assets, except any matters described in clauses (b), (c) or (d) above which would not be reasonably likely to impede its ability to consummate the transactions contemplated by this Agreement or by any Transaction Document.

2.5	Litigation.

(a)	As of the Execution Date, there are no pending Proceedings, or to NESR’s knowledge, threatened in writing before (or that would be before) any Governmental Authority or arbitrator against NESR or any Affiliate of NESR which may impair NESR’s ability to perform its obligations under this Agreement if such Proceedings are determined adversely.

2.6	Bankruptcy.

(a)	There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to NESR’s knowledge, threatened against NESR.

2.7	Consents.

(a)	Except for consents and approvals addressed by the other provisions of this Agreement (including SEC and Nasdaq consent) that are triggered by the purchase and sale of the Company Shares and prior approval of the shareholders of NESR, there are no consents, approvals or restrictions on assignment applicable to NESR that NESR is obligated to obtain or furnish in order to consummate the purchase and sale of Company Shares contemplated by this Agreement and perform and observe the covenants and obligations of NESR hereunder.

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2.8	Capitalization.

(a)	The outstanding capital stock of NESR consists of NESR Common Stock, issued and outstanding, and all of which are validly issued, fully paid and non-assessable), as reported in the NESR SEC Reports. No shares of NESR Common Stock are held in the treasury of NESR. Except for the Offer and the Transactions and except as disclosed in the filings of all forms and documents that have been filed with the SEC (“NESR SEC Reports”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of NESR or obligating NESR to issue or sell any shares of capital stock of, or other equity interests in, NESR, except pursuant to the Stock Purchase Agreement and the Other Combination Agreement. All shares of NESR Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of NESR to repurchase, redeem or otherwise acquire any shares of NESR Common Stock (except for the Offer and as disclosed in the NESR SEC Reports and to be disclosed in the Proxy Statement). There are no outstanding contractual obligations of NESR to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person, except as may be set forth in the Other Combination Agreement and disclosed to Contributor.

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Schedule 3
Limitations on Liability

1	Maximum liability

1.1	The liability of an Indemnifying Party in respect of (a) all Claims, other than Claims in respect of the Fundamental Warranties, shall not exceed 50% of the Equity Consideration; and (b) all Claims for breach of the Fundamental Warranties or arising from fraud or wilful misconduct shall not be exceed the Equity Consideration.

1.2	For the purposes of paragraph 1.1, the amount of any costs and expenses and other amounts (including interest) ordered or determined to be payable to an Indemnified Party by any judgment, order, settlement or award in connection with or arising out of any Claim shall excluded from the sums referred to therein as a liability.

2	Small claims and threshold

2.1	No Indemnifying Party shall be liable in respect of a Claim (other than any Claim in respect of the Fundamental Warranties) unless and until:

(a)	the amount of such relevant Claim exceeds USD 50,000 (a “Qualifying Claim”); and

(b)	the aggregate amount of all Qualifying Claims exceeds USD 500,000, in which event the Indemnifying Party shall be liable for the whole of such amount claimed (subject to the other provisions of this Agreement) and not only for the excess over that sum.

2.2	For the purposes of paragraph 2.1, the amount of all costs and expenses of an Indemnified Party in bringing any Claim shall be excluded from the sums set out in paragraph 2.1.

3	Specific limitations

3.1	No Indemnifying Party shall be liable in respect of a Claim to the extent that the matter giving rise to, or the loss arising from, that Claim:

(a)	occurs as a result of or is otherwise attributable to:

(i)	any legislation not in force at the Signing Date or any change of law or administrative practice or judicial interpretation which comes into force or effect after the Signing Date; or

(ii)	any increase after the Signing Date in any rate of Taxation;

(b)	has been fully recovered by the Indemnified Party under any other document entered into pursuant to this Agreement in each case without any cost or expenses to the Indemnified Party; or

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(c)	is covered under a policy of insurance, in which case, no Claim shall be brought against a Party unless a claim has been made against the insurer and all reasonable endeavours have been used to pursue the claim. The Indemnifying Party’s liability in respect of such Claim shall be reduced by any amount recovered under such policy of insurance.

4	No duplication of liability

4.1	No Indemnified Party shall not be entitled to recover damages in respect of any Claim or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

5	Remediable breaches

5.1	Where the matter or default giving rise to a Claim is capable of remedy, the Indemnified Party shall procure that the Indemnifying Party is given the opportunity, within twenty (20) Business Days after the date on which notice of such Claim is given to the Indemnifying Party to remedy the relevant matter or default (if capable of remedy).

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Signed and agreed by the Parties or their duly authorised representatives on the date written above on the first page.

Signed by For and on behalf of SV3 HOLDINGS PTE LTD.	) ) ) )	/s/ Andrew L. Waite, Co -President /s/ Tina Rando, Executive Assistant- SCF Partners /s/ Christy Fojt, Executive Assistant - SCF Partners /s/ Anthony DeLuca, CFO and MD- SCF Partners
In the presence of	) ) ) )
Signed by For and on behalf of NATIONAL ENERGY SERVICES REUNITED CORPORATION	) ) ) )	/s/ Sherif Foda, CEO
In the presence of	) ) ) )

[Signature Page to Contribution Agreement]

Exhibit A

Voting Agreement

[See Attached]

Exhibit A

Exhibit B

Subsidiaries

Benon Oil Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Ghala Al Sanaiah
Incorporation Date	7 October 2003
Registration Number	1737511
Share Capital	OMR 60,000
Shareholders	IPC: 99% Mr Hilal: 1%
Registered Charges	None

Fishing and Remedial Experts Enterprises LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	6 June 2011
Registration Number	1111412
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	Registered mortgage charge in favour of NBO (for a value of OMR 4.1 million (approx. USD 11 million) expiring 17 November 2019 and OMR 7 million (approx. USD 18 million) expiring 28 March 2021).

Gulf Drilling Fluids Technology LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	4 September 2012
Registration Number	1153719
Share Capital	150,000 Omani Rial
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	None

Exhibit B - Page 1

Gulf Energy Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	3 October 2011
Registration Number	1122218
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	None
Branches	GES Oman has branches in Algeria, KSA, Kuwait and Yemen.

Intelligent Drilling Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Al Qurm
Incorporation Date	13 January 2007
Registration Number	1011333
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 6 million (approx. USD 17 million) expiring 3 April 2021 and OMR 21 million (approx. USD 57 million) expiring 17 November 2017).

Integrated Petroleum Services Company LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	1 October 1996
Registration Number	1539671
Share Capital	250,000 Omani Rial
Shareholders	GES: 97% Abdulhameed Al Hamdani: 3%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 6 million (approx. USD 18 million) expiring 17 November 2019 and OMR 21.6 million (approx. USD 56 million) expired 6 September 2016).

Exhibit B - Page 2

Midwest Oilfield Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Ghala Al Sanaiah
Incorporation Date	10 July 2001
Registration Number	1677586
Share Capital	250,000 Omani Riyal
Shareholders	GES: 99% Intelligent Drilling Services LLC: 1%
Registered Charges	Registered mortgage charge in favour of Bank Dhofar (for a value of OMR 3.9 million (approx. USD 10 million)). Expiry date of the charge is 16 September 2019.

Sino Gulf Energy Enterprises LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/Bawshar
Incorporation Date	21 September 2005
Registration Number	1805061
Share Capital	1,200,000 Omani Rial
Shareholders	GES: 51% IFC: 44% China Petroleum & Development Corporation: 5%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 18 million (approx. USD 47 million)). The charge has expired but still appears on CR of company. We have requested, but not yet received, confirmation as to why the charge is still registered.

Tamkeen Fracking LLC
Entity Type	Omani Limited Liability Company
Location	Ghala/Boucher/Muscat
Incorporation Date	7 March 2012
Registration Number	1138641
Share Capital	OMR 150,000
Shareholders	GES: 99% Mr Yasser: 1%
Registered Charges	Registered mortgage charge in favour of Muscat Bank (for a value of OMR 4.9 million (approx. USD 13 million) expiring 19 November 2019 and OMR 4.9 million (approx. USD 13 million) expiring in March 2021)).

Exhibit B - Page 3

Tasneea Oil and Gas Technology LLC
Entity Type	Omani Limited Liability Company
Location	Ghala Al Sanaiah/Bousher/Muscat
Incorporation Date	15 January 2012
Registration Number	1133224
Share Capital	OMR 150,000
Shareholders	GES: 20% Mubadarah Investment: 79% Mr Hilal: 1%
Registered Charges	Omani Limited Liability Company

Well Maintenance Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	1 March 2011
Registration Number	1103680
Share Capital	150,000 Omani Rial
Shareholders	GES: 99% WSS: 1%
Registered Charges	Registered mortgage charge in favour of National Finance Company (for a value of OMR 1.1 million (approx. USD 2.9 million)). The charge has expired however still appears on CR of company. We have requested, but not yet received, confirmation as to why the charge is still registered.

Well Solutions Services LLC
Entity Type	Omani Limited Liability Company
Location	Muscat Governorate/Bawshar/South Alkhuwair
Incorporation Date	12 December 2010
Registration Number	1098989
Share Capital	150,000 Omani Rial
Shareholders	GES: 99% IDS: 1%
Registered Charges	Registered mortgage charge in favour NBO (for value of OMR 21.9 million (approx. USD 57 million)). Expiry date of charge 17 November 2017.

Exhibit B - Page 4